Exhibit 10.1

JONES SODA CO.

Independent Contractor Agreement

Position:	Interim CFO

Term:	For period of at least 10 weeks and up to and including December 31, 2011. This contract is to assist in the transition time for Jones Soda Co. (the Company) to search for a permanent CFO.

Start:	September 12, 2011

Role:	All duties required of CFO position, including but not limited to all financial reporting requirements of the company with specific projects as determined by the CEO.

Retainer:	$4,110 per week

• Commitment is for a minimum of 40 hours per week

• Schedule to be set in advance for any flexible work arrangements.

Options:	Subject to the approval by the Compensation Committee, you will initially be granted a stock option to purchase 10,000 shares of the Company’s common stock and an additional stock option to purchase 10,000 shares of the Company’s common stock will be granted to you prior to the conclusion of your term, subject to the successful completion of the specific projects outlined by the CEO, in consultation with the Compensation Committee. The exercise price of your stock options will be equal to the closing price of the Company’s common stock on the date of grant (as reported by NASDAQ). Both of your awards will be subject to the terms and conditions of the Company’s 2011 Incentive Plan and will be documented by delivery to you of a Stock Option Letter Agreement, specifying the terms and conditions of the awards. You acknowledge that the initial stock option has been granted. The additional stock option, if granted, will have the same vesting schedule as the initial option.

Expenses:	The Company will reimburse commuter travel and hotel of up to $850 per week in addition to all business travel and cell phone expenses related to the business of the Company.

Other:	The Company will provide use of a laptop for the term of service.

Independent Contractor:	You and the Company agree that this contract establishes an independent contractor relationship, and not an employment relationship. You are free to continue to perform services for entities or persons other than the Company. However, your obligations or provision of services to others shall not excuse nonperformance of your obligations under this contract. Subject to the Company’s general direction as to the work, including objectives and deadlines for performance, you will control the methods and means of performing the work assigned. You will be responsible for all business expenses incurred in performing the work except as expressly set forth in this contract.

Complete Agreement:	This contract constitutes the entire agreement between you and the Company with respect to your work during the term and supersedes all prior agreements and understandings, both written and oral, between you and the Company.

We appreciate your consideration. If this agreement correctly states your agreement with us, please confirm that agreement by signing in the space below and returning this letter agreement to the Company.

Effective as of September 12, 2011.

Sincerely,

JONES SODA CO.

By:	/s/ WILLIAM R. MEISSNER
William Meissner
Title: President and CEO

Acknowledged and Agreed

By:	/s/ JENNIFER CUE
Jennifer L. Cue